EXHIBIT 99

Camco Financial Announces Second Quarter 2012 Earnings

CAMBRIDGE, Ohio, July 27, 2012 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank, today announced second quarter financial results for 2012, reporting net earnings of $482,000 or $0.06 per share for the quarter ended June 30, 2012. These results represent an increase of $1.9 million or $0.26 per share over results from the comparable quarter a year ago. Year-to-date results reflect net earnings of $895,000 or $0.12 per share for the six months ended June 30, 2012.

"We are pleased that the efforts we have focused on over the past few years are paying off," said James E. Huston, President and CEO. "We continue to focus on our core strategies that are leading to decreased troubled assets and adding high quality loans to our portfolio funded through low cost deposits."

Classified loans decreased by $3.2 million in the second quarter of 2012, while core deposits increased by $1.2 million over the same period.

"In addition to the positive momentum that has been created, we have also recently announced our intent to conduct a rights offering of common shares of up to $10 million for existing shareholders" said Huston. "This rights offering will raise additional capital for our bank, which we expect to make us a stronger financial institution. Additional details regarding the rights offering can be found in the Form S-1 that we recently filed publically with the Securities and Exchange Commission. Raising this additional capital, combined with the improvements in our loan portfolio and financial results, should continue to lead to favorable performance," Huston concluded.

Review of Financial Performance

Overview:

The following items summarize key activities of the Company during the quarter ended June 30, 2012:

  Total assets decreased $19.3 million during the quarter, which reflects cash and cash equivalents used to pay down higher cost single-service CD deposits.
  Core deposits (defined as checking, savings and money market deposits) increased $1.2 million, or 0.4%, when compared to March 31, 2012.
  Noninterest income decreased $301,000 from the previous quarter, driven by lower value of mortgage servicing rights due to higher prepayment speeds resulting from lower long-term rates, lower amount of prepayment penalties from fewer early loan payoffs, and slightly lower gain on sale of residential mortgage loans.
  Noninterest expense increased $321,000 compared to the linked quarter, driven by higher costs related to the bank's real estate owned portfolio and slightly higher staffing costs.
  Classified loans (which includes substandard, doubtful, and loss) decreased by $3.2 million in the second quarter.

Net Interest Margin:

Net interest margin decreased to 3.33% in the current quarter compared to 3.50% for the quarter ended March 31, 2012. The margin has also decreased from 3.61% for the same period a year ago, driven by a reduction in the bank's yield on earning assets in this low rate environment. Management expects the Company's net interest margin to decrease slightly as we continue to be in an environment of low interest rates and slow economic growth. We will continue to look for pricing opportunities, further improvement in credit quality, and other balance sheet changes to maintain our margin going forward.

Net Interest Income:

Net interest income before the provision for loan losses decreased $276,000, or 4.5% compared to the prior quarter, to $5.9 million for the quarter ended June 30, 2012. The decrease was attributable to reductions in yield on earning assets in this low rate environment.

The Company's yield on earning assets decreased to 4.47% in the current quarter from 4.76% in the linked quarter. The decreased overall revenue resulted from declining loan portfolio balances, along with changes in the composition of investment balances resulting in a lower average investment yield. Planned continued runoff in certificates of deposits and borrowings combined with growth in core deposits resulted in a reduced cost of funds. The cost of funds for the quarter ended June 30, 2012 was 1.25% compared to 1.36% for the quarter ended March 31, 2012. The Company anticipates continued declines in certificates of deposit balances over the next few quarters as some maturities of single relationship accounts are not renewed.

Provision for Loan Losses:

A provision for loan losses of $137,000 was recorded for the quarter ended June 30, 2012, compared to $1.8 million for the same period of the prior year and $1.0 million for the linked quarter. The allowance for loan and lease loss was strengthened in previous quarters, with relatively little additional provision required in the current quarter.  Classified loans (which includes substandard, doubtful, and loss) decreased $3.2 million since March 31, 2012 to $37.3 million at June 30, 2012. The classified loans balance also decreased $10.4 million, or 21.8%, from the year-ago quarter ended June 30, 2011.

Noninterest Income:

Noninterest income was $1.7 million for the second quarter of 2012, which represents an increase of $651,000 when compared to the quarter ended June 30, 2011 and a decrease of $301,000 when compared to the linked quarter. The increased income in the current quarter from the year-ago quarter was driven by an increase in gain on sale of residential mortgage loans. The decrease from the linked quarter was driven by lower value of mortgage servicing rights due to higher prepayment speeds resulting from lower long-term rates, lower amount of prepayment penalties from fewer early loan payoffs, and slightly lower gain on sale of residential mortgage loans.

Noninterest Expense:

Noninterest expense for the quarter ended June 30, 2012, decreased $106,000, or 1.5%, to $7.0 million from the comparable period a year earlier and increased by $321,000, or 4.8%, when compared to the linked quarter. Noninterest expense was lower during the current quarter 2012 compared to the previous 2011 quarter  primarily as a result of expenses related to classified assets and real estate owned. The increase compared to the linked quarter was the result of higher expenses related to real estate owned.

Balance Sheet:

Total assets were $766.9 million, which is a decrease of $19.3 million, or 2.5% compared to $786.2 million in the linked quarter, and a slight increase of $990,000 or 0.1% compared to $765.9 million in the same quarter a year ago.

Cash and cash equivalents decreased $12.3 million from the previous quarter. The decrease was primarily attributable to the reduction of single-service CD deposits and borrowed funds as we continue to restructure our balance sheet to rely less on non core funding. We continue to focus on profitable lending opportunities and investments as a means of employing our excess cash, as well.

Asset Quality:

The allowance for loan and lease losses was $14.2 million at June 30, 2012, compared to $15.0 million at March 31, 2012. Loan quality continues to improve and has resulted in a steady reduction in classified assets and non-performing loans.

A summary of certain key factors follows:

(in thousands)	6/30/2012	3/31/2012	12/31/2011
Classified Loans*	$37,275	$40,444	$41,029
Non-Performing Loans	23,653	24,354	24,918
Loan Loss Reserve	14,185	14,954	14,532
Loan Loss Reserve / Total Loans	2.31%	2.37%	2.22%

*Includes substandard, doubtful and loss (including homogeneous loans).

Deposits and Borrowings:

Core deposits (defined as checking, savings, and money market deposits) increased by $1.2 million, or 0.4% compared to March 31, 2012. Total deposits decreased $12.3 million, or 1.9% during this period. The decrease was due to a reduction in certificates of deposit of $13.5 million, or 3.9%. Contraction in these balances was planned as the Company works to reduce the level of non core deposits, particularly higher single product certificates of deposits related to rate sensitive shoppers.

FHLB advances and other borrowings decreased $8.7 million, or 11.2%, compared to the linked quarter, and have decreased by $11.3 million, or 14.0% from June 30, 2011. The planned decrease from the year ago quarter resulted mostly from continued repayment of FHLB advances with excess liquidity.

Equity:

Stockholders' equity increased $667,000, or 1.4%, to $46.8 million at June 30, 2012, compared to $46.1 million at March 31, 2012. Net earnings of $482,000 for the quarter were the main driver of the increase. Camco's Tier 1 leverage capital ratio increased to 6.71% at end of 2nd Quarter 2012 compared to 6.47% at end of 1st Quarter, 2012.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites:www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Assets
Cash and Cash Equivalents	28,160	40,431	38,374	69,707	42,382
Investments	75,347	62,834	20,928	14,489	14,584

Loans Held for Sale	2,532	5,583	8,090	10,445	3,699

Loans Receivable	613,790	630,124	653,709	652,403	658,034
Allowance for Loan Loss	(14,185)	(14,954)	(14,532)	(17,615)	(18,351)
Loans Receivable, Net	599,605	615,170	639,177	634,788	639,683

Other Assets	61,272	62,149	60,449	62,577	65,578

Total Assets	$ 766,916	$ 786,167	$ 767,018	$ 792,006	$ 765,926

Liabilities
Deposits	638,516	650,853	629,259	624,327	631,647
Borrowed Funds	69,200	77,929	80,285	111,858	80,480
Other Liabilities	12,424	11,276	11,869	11,117	9,304

Total Liabilities	720,140	740,058	721,413	747,302	721,431

Stockholders' Equity	46,776	46,109	45,605	44,704	44,495

Total Liabilities and Stockholders' Equity	$ 766,916	$ 786,167	$ 767,018	$ 792,006	$ 765,926

Stockholders' Equity to Total Assets	6.10%	5.87%	5.95%	5.64%	5.81%

Total Shares Outstanding	7,468,087	7,468,087	7,205,595	7,205,595	7,205,595

Book Value Per Share	$6.26	$6.17	$6.33	$6.20	$6.18

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	6 Months Ended 6/30/12	6 Months Ended 6/30/11
	(Unaudited)	(Unaudited)
Interest Income:
Loans	15,912	17,740
Mortgage-backed securities	33	340
Investment securities	186	99
Interest-bearing deposits and other	218	503
Total Interest Income	16,349	18,682

Interest Expense:
Deposits	2,956	4,107
Borrowings	1,291	1,529
Total Interest Expense	4,247	5,636
Net Interest Income	12,102	13,046

Provision for Losses on Loans	1,142	2,810
Net Interest Income After Provision for Loan Losses	10,960	10,236

Noninterest Income:
Late charges, rent and other	551	565
Loan servicing fees	566	605
Service charges and other fees on deposits	998	1,032
Gain on sale of loans	1,081	--
Mortgage servicing rights	39	139
Gain (loss) on sale of investment, mbs & fixed assets	(2)	1,280
Income on cash surrender value life insurance	426	437
Total noninterest income	3,659	4,058

Noninterest expense:
Employee compensation and benefits	6,396	6,531
Occupancy and equipment	1,467	1,452
FDIC premium and other insurances	923	1,097
Data processing	571	561
Advertising	195	182
Franchise taxes	384	348
Other operating	3,813	4,397
Total noninterest expense	13,749	14,568

Earnings (loss) before provision for inome taxes	870	(274)

Provision for income taxes	(25)	537
Reported Net Income	895	(811)

Net Earnings (Loss)	895	(811)

Earnings (Loss) Per Share:
Basic	$0.12	($0.11)
Diluted	$0.12	($0.11)
Earnings Per Share Operations:
Basic	$0.12	($0.11)
Diluted	$0.12	($0.11)

Basic Weighted Number of
Shares Outstanding	7,344,052	7,205,595
Diluted Weighted Number of
Shares Outstanding	7,344,624	7,205,623

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months Ended 6/30/12	3 Months Ended 3/31/12	3 Months Ended 12/31/11	3 Months Ended 9/30/11	3 Months Ended 6/30/11
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	7,699	8,213	8,501	8,715	8,839
Mortgage-backed securities	17	16	17	19	24
Investment securities	115	71	50	53	60
Interest-bearing deposits and other	105	113	101	99	157
Total Interest Income	7,936	8,413	8,669	8,886	9,080

Interest Expense:
Deposits	1,405	1,551	1,640	1,734	1,918
Borrowings	618	673	678	686	726
Total Interest Expense	2,023	2,224	2,318	2,420	2,644
Net Interest Income	5,913	6,189	6,351	6,466	6,436

Provision for Losses on Loans	137	1,005	(759)	228	1,797
Net Interest Income After Provision for Loan Losses	5,776	5,184	7,110	6,238	4,639

Noninterest Income:
Rent and other	223	328	202	336	203
Loan servicing fees	285	281	290	300	298
Service charges and other fees on deposits	508	490	530	548	529
Gain on sale of loans	517	564	377	129	(92)
Mortgage servicing rights	(63)	102	(365)	(352)	(132)
Gain (loss) on sale of investment, mbs & fixed assets	1	(3)	--	2	2
Income on CSVL (BOLI)	208	218	221	222	220
Total noninterest income	1,679	1,980	1,255	1,185	1,028

Noninterest expense:
Employee compensation and benefits	3,249	3,147	2,772	3,034	3,153
Occupancy and equipment	756	711	721	767	691
Data processing	285	286	277	273	277
Advertising	108	87	86	95	96
Franchise taxes	201	183	154	166	178
Other operating	2,436	2,300	3,491	2,920	2,746
Total noninterest expense	7,035	6,714	7,501	7,255	7,141

Earnings (loss) before provision for income taxes	420	450	864	168	(1,474)

Provision for income taxes	(62)	37	2	5	(11)
Net Earnings (loss)	482	413	862	163	(1,463)

Earnings (Loss) Per Share:
Basic	$0.06	$0.06	$0.12	$0.02	($0.20)
Diluted	$0.06	$0.06	$0.12	$0.02	($0.20)

Basic Weighted Number of
Shares Outstanding	7,468,090	7,220,018	7,205,595	7,205,595	7,205,595
Diluted Weighted Number of
Shares Outstanding	7,481,854	7,220,130	7,205,595	7,205,595	7,205,595

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months Ended 6/30/12	3 Months Ended 6/30/11	6 Months Ended 6/30/12	6 Months Ended 6/30/11
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average equity	4.16%	-12.83%	3.89%	-3.52%

Return on average assets	0.25%	-0.75%	0.23%	-0.20%

Interest rate spread	3.22%	3.52%	3.31%	3.55%

Net interest margin	3.33%	3.61%	3.42%	3.62%

Yield on earning assets	4.47%	5.09%	4.62%	5.19%

Cost of deposits	0.98%	1.29%	1.03%	1.37%

Cost of borrowings	3.37%	3.64%	3.41%	3.40%

Total cost of interest bearing liabilities	1.25%	1.57%	1.31%	1.64%

Noninterest expense to average assets	3.61%	3.66%	3.55%	3.66%

Efficiency ratio	92.66%	95.67%	87.23%	85.17%

Nonperforming assets to total assets	4.64%	5.26%	4.64%	5.26%

Non performing loans to total net loans including loans held for sale	3.84%	3.95%	3.84%	3.95%

Allowance for loan losses to total loans	2.31%	2.77%	2.31%	2.77%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

	June 30, 2012			June 30, 2011
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest - Earning Assets:
Loans receivable - net (1)	599,582	7,699	5.14%	631,496	8,839	5.60%
Securities (2)	71,916	132	0.73%	16,437	84	2.04%
FHLB Stock	9,888	104	4.21%	9,888	154	6.23%
Other interest bearing accounts	28,468	1	0.01%	55,116	3	0.02%
Total interest earning assets	709,854	7,936	4.47%	712,937	9,080	5.09%

Noninterest-earning assets	68,973			67,405
Total Average Assets	778,827			780,742

Interest-Bearing Liabilities:
Deposits	576,410	1,405	0.98%	595,021	1,918	1.29%
Advances & Borrowings	73,307	618	3.37%	79,862	726	3.64%
Total interest-bearing liabilities	649,717	2,023	1.25%	674,883	2,644	1.57%

Noninterest-bearing sources:
Noninterest-bearing liabilities	82,764			59,846
Shareholders' equity	46,346			45,613
Total Liabilities and Shareholders' Equity	778,827			780,342

Net Interest margin			3.33%			3.61%

Net Interest Income & Spread		5,913	3.22%		6,436	3.52%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone:  740-435-2020